      							OMB Number	3235-01047
								Expires:	December 31, 2001
								Estimated average burden
								hours per response			0.5
FORM 3
				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
							Form 3
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person *

	Westcliff Small Cap Fund, L.P.
	(Last) (First) (Middle)

	200 Seventh Avenue, Suite 105, Santa Cruz, CA  95062
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol

	Huntway Refining Company (HWY)

3.	IRS or Social Security Number of Reporting Person (Voluntary)

	________

4.	Statement for Month/Year

	12-99

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			XXX 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	XXX  Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person

FORM 3 (continued)							Page 2 of 4 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	12-31-99

3.	Transaction Code (Instr. 8)

	Code						V

	J(1)					_________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)				Price

	91,636				A				N/A

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	91,636

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

___________________________________________________________________________


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (3-99)

FORM 3 (continued)							Page 3 of 4 Pages

Table II -	Derivative Securities Acquired, Disposed of,
		or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

	______________________________

2.	Conversion or Exercise Price of Derivative Security

	_________________

3.	Transaction Date (Month/Day/Year)

	______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)

	(A)	_____________	(D)	______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable			Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title				Amount or Number of Shares

	__________________		__________________________

8.	Price of Derivative Security (Instr. 5)

	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)
	_______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)
	__________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
___________________________________________________________________________

FORM 3 (continued)							Page 4 of 4 Pages

Explanation of Responses:

 (1)	91,636 Shares of Common Stock were contributed to the Reporting Person by certain of its limited partners.


						Westcliff Small Cap Fund, L.P.

						By:  Westcliff Capital Management, LLC

						By:  Richard S. Spencer III, Manager 1/7/00

							/s/ Richard S. Spencer III	   Date

							** Signature of Reporting Person


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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